COMPUTATION OF PER SHARE EARNINGS
             for the fiscal years ended 1995, 1994 and 1993
           (Dollar amounts in thousands, except per-share data)



                                     1995         1994        1993
                                   -------      -------     -------

Primary earnings per share:

Net earnings                       $   681      $ 1,385     $    40
                                   =======      =======     =======
Weighted Average Shares Outst anding:

Common Shares                        1,129        1,140       1,164
                                   =======      =======     =======
Primary Earning Per Share          $   .60      $  1.21     $   .03
                                   =======      =======     =======

Fully Diluted Earnings Per Share:

Net Earnings                       $   681      $ 1,385     $    40
                                   =======      =======     =======
Weighted Average Shares Outstanding:

Common Shares                        1,129        1,140       1,164
                                   =======      =======     =======
Fully Diluted Earnings Per Share   $   .60      $  1.21     $   .03
                                   =======      =======     =======

Notes:
Common stock equivalents are excluded from the primary earnings per share weighted average shares outstanding on the face of the Consolidated Statements of Operations and Retained Earnings in 1995 because they are antidilutive and in 1994 and 1993 because there were none outstanding at either year end.

Fully diluted earnings per share for 1995 are not disclosed on the face of the Consolidated Statement of Operations and Retained Earnings because they are antidilutive. There were no options outstanding at either year end 1994 or 1993.

The above weighted average shares outstanding can also be used to compute the primary and fully diluted earnings per share for continuing operations, discontinued operations and extraordinary loss.